Exhibit 99.1

      New York Community Bancorp, Inc. Reports A 23% Increase In
                2nd Quarter 2003 Diluted EPS To $0.53
           And A 38% Increase In Diluted Cash EPS To $0.62


    WESTBURY, N.Y.--(BUSINESS WIRE)--July 16, 2003--New York Community Bancorp, Inc:

    2003 Diluted GAAP EPS Estimates Raised to a Range of $2.04 - $2.10


    Second Quarter 2003 Highlights

    -- Earnings rose 23% year-over-year to $72 million, generating an ROA of 2.36% and an ROTE of 43.16%

    -- Cash earnings rose 37% year-over-year to $85 million, generating an ROA of 2.78% and an ROE of 25.30% (1)

    -- Net interest income rose 14% year-over-year to $108 million

    -- Other operating income rose 20% year-over-year to $34 million

    -- The efficiency ratio improved 311 basis points year-over-year to 23.89%

    -- Mortgage originations exceeded $767 million, boosting year-to-date production past the $1.5 billion mark

    New York Community Bancorp, Inc. (NYSE: NYB) today reported second quarter 2003 net income of $71.8 million, up 23.4% from $58.1 million in the second quarter of 2002. The 2003 amount provided a 21.45% return on average stockholders' equity ("ROE") and a 2.36% return on average assets ("ROA"), and was equivalent to a 23.3% increase in diluted earnings per share to $0.53 from $0.43. (2)
    For the six months ended June 30, 2003, the Company reported net income of $139.1 million, representing a 33.2% increase from $104.5 million for the first six months of 2002. The 2003 amount generated an ROE of 20.83% and an ROA of 2.30%, and was equivalent to a 30.7% rise in diluted earnings per share to $1.01 from $0.77. (2)
    The Company also reported cash earnings of $84.6 million, or $0.62 per diluted share, for the current second quarter and $156.9 million, or $1.14 per diluted share, for the current six-month period. The Company's cash earnings thus added $12.9 million, or 17.9%, more to Tier 1 regulatory capital than its GAAP earnings for the current second quarter and $17.8 million, or 12.8%, more than its GAAP earnings for the first six months of 2003. The significant difference between the Company's cash and GAAP earnings in the second quarter of 2003 partly reflects the substantial appreciation in the value of shares held in the Company's stock-related benefit plan, which is charged against earnings for purposes of GAAP accounting but added back when calculating the Company's cash earnings for the same period.
(1) In the three months ended June 30, 2003, the value of the Company's shares rose 30.2%, which resulted in higher stock-based compensation and benefits expense for the quarter, while also having a dilutive effect under the Treasury method of accounting for stock options on the Company's earnings per share.
    Commenting on the Company's second quarter 2003 performance, President and Chief Executive Officer Joseph R. Ficalora stated, "Our second quarter performance underscores four of the strengths of this institution: our capacity to originate multi-family mortgage loans; the consistent quality of our assets during a time of economic uncertainty; the significant efficiency of our operations at a time when we are enhancing our franchise; and the success of our leveraged growth strategy."
    Speaking further to each of these points, Mr. Ficalora noted, "Our second quarter mortgage originations exceeded $767 million, and with a current pipeline of $723.3 million, it is evident that our lending capacity continues to be very strong. The quality of our assets reflects the ongoing strength of our credit standards: This was our 35th consecutive quarter without any net charge-offs, and our second consecutive quarter featuring a reduction in non-performing assets and loans. At quarter's end, non-performing assets were a mere $13.4 million, representing 0.11% of total assets, including non-performing loans of $13.3 million, representing 0.23% of loans, net.
    "Despite the growth of our balance sheet and extensive enhancements to our branch network, we realized further improvements in our efficiency ratio," Mr. Ficalora continued. "In the second quarter of 2003, our efficiency ratio was 23.89%, representing a 311-basis point improvement, reflecting our ability to hold the line on expenses--and to increase revenues. Total revenues rose 15% year-over-year, despite the pressure placed on our margin by the accelerated rate of prepayments, the replenishment of our asset mix with lower-yielding loans and investments, and our decision to allocate $70.5 million toward the repurchase of Company shares over the past three months."
    "The second quarter was further highlighted by three events that illustrate the strength of our performance, as well as our commitment to providing our shareholders with a meaningful return," Mr. Ficalora said. "The first of these was the issuance of a 33-1/3% stock dividend in connection with a 4-for-3 stock split on May 21st. At the same time as we announced the split, we also announced a 12% increase in our quarterly cash dividend payment. As a result, the dividend has increased 40% since the start of the year.
    "The third event--and the one that we believe represents the greatest potential return to our investors--was the signing of a definitive merger agreement, on June 27th, with Roslyn Bancorp, Inc. The $1.6 billion transaction is currently expected to be 10% accretive to 2004 earnings and to result in our becoming the New York metro region's largest community bank, with a current pro forma market cap of $6.4 billion, based on yesterday's close," Mr. Ficalora said.
    "In connection with the signing of the merger agreement with Roslyn," Mr. Ficalora noted, "we also announced that our Board had increased our current share repurchase authorization, enabling us to repurchase up to five million additional shares of Company stock. In addition, both institutions have the ability, under the terms of the agreement, to purchase their own and each other's shares.
    "The fundamental strengths revealed by our second quarter performance augur well for the proposed merger, which we look forward to completing in the fourth quarter of 2003," Mr. Ficalora added. "We are currently in the process of preparing the necessary applications and filings, which is the first step toward receiving the regulatory and shareholder approvals we need for the merger to take place.
    "Based on our second quarter results--and excluding any impact of the pending Roslyn merger--we are currently projecting 2003 diluted GAAP earnings per share of $2.04 to $2.10. Our current projection for 2004 is $2.53--reflecting the proposed merger with Roslyn Bancorp, the projected repurchase of five million shares over the next four quarters, and the projected downsizing of the pro forma balance sheet by $3.5 billion," Mr. Ficalora said.

    Earnings Summary for the Three Months Ended June 30, 2003

    Interest Income

    The Company recorded second quarter 2003 interest income of $162.3 million, up $10.0 million, or 6.6%, from the year-earlier amount. The increase was fueled by a $2.3 billion, or 26.4%, rise in average interest-earning assets to $10.8 billion, which was tempered by a 112-basis point decline in the average yield to 6.03%. The higher average balance partly reflects second quarter 2003 mortgage originations of $767.8 million and the leveraged growth of the Company's asset mix at lower yields during a time of accelerated prepayments and historically low market interest rates.
    Mortgage and other loans generated interest income of $105.7 million in the current and year-earlier second quarters, representing 65.1% and 69.4% of total interest income in the respective periods. In the second quarter of 2003, the average balance of mortgage and other loans totaled $5.7 billion, signifying a $156.9 million increase, and generated an average yield of 7.45%, down 21 basis points.
    Mortgage-backed securities generated interest income of $33.4 million in the current second quarter, down $3.6 million, despite a $1.1 billion rise in the average balance to $3.5 billion. The year-over-year increase in average mortgage-backed securities was partly offset by a 228-basis point reduction in the average yield on such assets to 3.82%, reflecting the replenishment of the portfolio at historically low market rates.
    The interest income generated by investment securities rose $13.4 million year-over-year to $22.9 million. The increase was fueled by a $1.0 billion rise in the average balance to $1.6 billion and tempered by a 98-basis point decline in the average yield to 5.92%.

    Interest Expense

    The Company recorded interest expense of $54.0 million in the current second quarter, down $2.9 million, or 5.1%, from the year-earlier amount. The reduction was the net effect of a $1.8 billion rise in the average balance of interest-bearing liabilities to $9.7 billion and a 64-basis point decline in the average cost of funds to 2.22%. The Company has pursued a strategy of leveraged growth over the past eight quarters, capitalizing on a yield curve that has grown increasingly steep. While the higher average balance of interest-bearing liabilities corresponds to the leveraged growth of the balance sheet, the significant cost-of-funds reduction is indicative of the steady decline in market interest rates over the past twelve months.
    Borrowings contributed $39.8 million to total interest expense in the second quarter of 2003, signifying an $8.0 million year-over-year increase, the net effect of a $1.9 billion rise in the average balance to $5.0 billion and an 86-basis point decline in the average cost to 3.19%. The leveraged growth of the balance sheet has been largely funded through Federal Home Loan Bank ("FHLB") advances and reverse repurchase agreements featuring attractive rates.
    Certificates of deposit ("CDs") generated second quarter 2003 interest expense of $9.0 million, down $6.1 million from the year-earlier amount. The reduction stemmed from a $236.3 million decline in the average balance to $1.8 billion and from a 98-basis point decline in the average cost to 2.04%. The concentration of CDs has declined steadily over the past four quarters, as the Company has placed an emphasis on attracting core deposits with a lower cost of funds.
    The interest expense generated by core deposits fell $4.8 million year-over-year to $5.1 million, the net effect of a $136.6 million rise in the average balance to $3.4 billion and a 62-basis point decline in the average cost to 0.61%. Non-interest-bearing deposits accounted for $490.2 million of the average balance in the current second quarter, up $9.5 million from the average balance in the second quarter of 2002.

    Net Interest Income

    The Company recorded net interest income of $108.4 million in the current second quarter, up $12.9 million from the level recorded in the second quarter of 2002. The 13.5% increase largely reflects the aforementioned growth in the Company's interest-earning assets, which was funded by an increasingly low-cost mix of funds.
    Reflecting the steady reduction in market interest rates and the replenishment of the Company's asset mix with lower-yielding loans and investments, the Company's net interest margin equaled 4.02% in the current second quarter, as compared to 4.48% in the year-earlier three months.

    Provision for Loan Losses

    The provision for loan losses was suspended for the 32nd consecutive quarter, based on management's assessment of the loan loss allowance and the Company's current and historic record of asset quality.

    Other Operating Income

    Other operating income rose $5.7 million, or 20.4%, year-over-year to $33.7 million, fueled by higher fee income and net securities gains. Other operating income represented 23.7% of total revenues in the current second quarter, up from 22.7% in the year-earlier three months.

    Non-interest Expense

    The Company recorded total non-interest expense of $35.4 million in the current second quarter, up $611,000 from $34.8 million in the year-earlier three months. The amortization of the core deposit intangible ("CDI") accounted for $1.5 million of the respective totals and stemmed from the Company's merger of equals with Richmond County Financial Corp. in the third quarter of 2001.
    Operating expenses totaled $33.9 million and $33.3 million in the respective second quarters, equivalent to 1.12% and 1.34% of average assets in the corresponding periods. The modest increase in second quarter 2003 operating expenses stemmed from a $976,000 rise in compensation and benefits expense to $20.1 million and from a $263,000 increase in general and administrative ("G&A") expense to $7.3 million. These increases were partly offset by a $132,000 decline in occupancy and equipment expense to $5.4 million and by a $496,000 decline in other expenses to $1.1 million. While the higher level of G&A expense stemmed from several components, the higher level of compensation and benefits expense was primarily due to the year-over-year appreciation of shares held in the Company's stock-related benefit plan.
    The $18.6 million increase in total revenues served to offset the $611,000 increase in operating expenses, resulting in a 311-basis point improvement in the second quarter 2003 efficiency ratio to 23.89%.

    Income Tax Expense

    The Company recorded income tax expense of $34.8 million in the current second quarter, up $4.4 million from the amount recorded in the second quarter of 2002. The increase reflects an $18.0 million rise in pre-tax income to $106.6 million and an effective tax rate of 32.7%, down from the year-earlier quarter's 34.4%.

    Earnings Summary for the Six Months Ended June 30, 2003

    Interest Income

    The Company recorded interest income of $328.9 million in the first six months of 2003, up $35.5 million, or 12.1%, from the level recorded in the first six months of 2002. The increase was fueled by a $2.4 billion rise in the average balance of interest-earning assets to $10.7 billion and tempered by a 92-basis point decline in the average yield to 6.20%. As discussed in the analysis of second quarter 2003 interest income, the higher average balance reflects a solid level of mortgage loan production and the investment of borrowed funds into mortgage-backed and investment securities at attractive spreads. The lower yield is indicative of the prevailing rate environment, with market interest rates having dropped to historic lows over the past twelve months.
    Mortgage and other loans generated $209.0 million, or 63.5%, of year-to-date interest income, as compared to $206.1 million, or 70.2%, in the first six months of 2002. The increase was fueled by a $145.2 million rise in the average balance of loans to $5.6 billion, which was offset by a 10-basis point decline in the average yield to 7.50%.
    Mortgage-backed securities generated interest income of $77.8 million in the current six-month period, up $8.5 million from the level generated in the first six months of 2002. While the average balance of mortgage-backed securities rose $1.4 billion year-over-year to $3.7 billion, the increase was tempered by a 179-basis point decline in the average yield to 4.28%. The interest income generated by investment securities rose $23.8 million year-over-year to $41.5 million, as an $848.3 million rise in the average balance to $1.4 billion was tempered by an 82-basis point decline in the average yield to 6.16%.

    Interest Expense

    The Company recorded total interest expense of $112.2 million in the first six months of 2003, down $2.7 million from the total recorded in the first six months of 2002. The reduction was the net effect of a $1.8 billion rise in the average balance of interest-bearing liabilities to $9.6 billion and a 61-basis point decline in the average cost of funds to 2.36%. The higher average balance is consistent with the leveraged growth strategy mentioned in the second quarter discussion; the lower cost reflects the aforementioned year-over-year decline in market interest rates. In addition, the Company continued to see a transition of customers' funds into lower-cost core deposits and away from comparatively higher-cost CDs.
    Borrowings produced interest expense of $79.4 million in the current six-month period, up $18.5 million from the level produced in the first six months of 2002. The increase was the net effect of a $1.9 billion rise in the average balance to $4.8 billion and a 94-basis point decline in the average cost to 3.30%.
    CDs generated six-month 2003 interest expense of $19.8 million, down $14.9 million from the amount generated in the year-earlier six months. The reduction was the combined result of a $311.2 million decline in the average balance to $1.8 billion and a 108-basis point drop in the average cost to 2.17%.
    At the same time, core deposits generated interest expense of $13.1 million, down $6.2 million from the level recorded in the first six months of 2002. The reduction was the net effect of a $176.4 million rise in the average balance to $3.3 billion and a 44-basis point decline in the average cost to 0.79%. Non-interest-bearing deposits represented $480.3 million of the current six-month average balance, having risen $16.4 million year-over-year.

    Net Interest Income

    The Company recorded net interest income of $216.7 million in the current six-month period, up $38.2 million, or 21.4%, from the level recorded in the first six months of 2002. The increase is partly indicative of the Company's negative gap position: In a declining rate environment, the Company's interest-earning assets have been repricing downward at a slower pace than its various sources of funds. In addition, the Company's net interest income has been fueled by the leveraged growth of its interest-earning assets: The Company has increasingly utilized borrowings in the form of FHLB advances and reverse repurchase agreements to fund the origination of multi-family and other mortgage loans and investments in mortgage-backed and other securities.
    The Company's net interest margin was 4.09% in the current six-month period, down 24 basis points from the margin recorded in the first six months of 2002. In addition to the factors cited in the second quarter discussion of net interest margin, the reduction in the six-month measure reflects the magnitude of the Company's share repurchase program, with $103.8 million having been allocated toward the repurchase of 4,184,437 shares in the first half of 2003.

    Other Operating Income

    Reflecting higher fee income and net securities gains, other operating income rose $12.3 million, or 25.8%, year-over-year to $60.1 million in the first six months of 2003. Other operating income represented 21.7% of total revenues in the current six-month period, as compared to 21.1% in the year-earlier six months.

    Non-interest Expense

    The Company recorded total non-interest expense of $70.9 million in the current six-month period, as compared to $70.0 million in the first six months of 2002. The 2003 amount included total operating expenses of $67.9 million, representing 1.12% of average assets; the 2002 amount included total operating expenses of $67.0 million, representing 1.40% of average assets. In addition, the amortization of CDI amounted to $3.0 million in each of the six-month periods.
    The modest increase in operating expenses was the net effect of a $3.2 million rise in compensation and benefits expense to $38.9 million, and a $2.3 million reduction in the remaining three components of operating expenses, combined. Occupancy and equipment expense declined $149,000 year-over-year to $11.5 million, while G&A expense and other expenses fell $1.7 million and $510,000, respectively, to $14.9 million and $2.6 million in the current six-month period.
    The net effect of the $50.5 million increase in total revenues and the $888,000 rise in operating expenses was a 508-basis point improvement in the current six-month efficiency ratio to 24.52%.

    Income Tax Expense

    In the first six months of 2003, the Company recorded income tax expense of $66.8 million, up from $51.8 million in the first six months of 2002. The increase reflects a $49.6 million rise in pre-tax income to $205.9 million and an effective tax rate of 32.4%, as compared to 33.2% in the year-earlier six months.

    Balance Sheet Summary

    Assets

    The Company recorded total assets of $12.4 billion at June 30, 2003, up $1.1 billion, or 9.5%, from the balance recorded at December 31, 2002.

    Mortgage and Other Loans

    Mortgage and other loans totaled $5.9 billion at June 30, 2003, signifying a $365.5 million, or 6.7%, increase from the balance recorded at year-end 2002. In the first six months of the year, the Company originated mortgage loans of $1.5 billion, including $767.8 million in the second quarter. Of the loans produced to date in 2003, $1.2 billion were secured by multi-family buildings, including $590.2 million in the second quarter of the year. Reflecting the volume of loans produced and the offsetting impact of prepayments, the portfolio of multi-family mortgage loans grew $445.6 million, or 9.9%, from the year-end 2002 level to $4.9 billion at June 30, 2003. Multi-family loans thus represented 85.4% of total mortgage loans at the close of the second quarter and 80.9% of total mortgage originations year-to-date. The average multi-family loan had a principal balance of $2.1 million and a loan-to-value ratio of 57.1% at June 30, 2003.

    Asset Quality

    The quality of the Company's loans continued to be solid, as the balance of non-performing loans declined on a linked-quarter basis and in comparison with the level recorded at year-end 2002. Non-performing loans totaled $13.3 million at June 30, 2003, as compared to $14.9 million and $16.3 million at March 31, 2003 and December 31, 2002, respectively, and represented 0.23% of loans, net, as compared to 0.26% and 0.30%, respectively, at the corresponding dates. Included in non-performing loans at June 30, 2003 were mortgage loans in foreclosure totaling $10.7 million and loans 90 days or more delinquent totaling $2.6 million.
    The improvement in non-performing loans occurred in tandem with a linked-quarter and six-month reduction in the balance of foreclosed real estate. At June 30, 2003, foreclosed real estate declined to $66,000 from $121,000 and $175,000, respectively, at March 31, 2003 and December 31, 2002. As a result, non-performing assets improved to $13.4 million, representing 0.11% of total assets, at the close of the second quarter from $15.0 million, representing 0.12% of total assets, and from $16.5 million, representing 0.15% of total assets, at the corresponding period-ends.
    The quality of the Company's loan portfolio was further reflected in the absence of any net charge-offs in the current second quarter, making it the 35th consecutive quarter without any net charge-offs being recorded by the Company. In the absence of any net charge-offs or provisions for loan losses, the allowance for loan losses was maintained at $40.5 million, representing 304.15% of non-performing loans and 0.70% of loans, net, at June 30, 2003.

    Securities and Mortgage-backed Securities

    The leveraged growth of the balance sheet is substantially reflected in the growth of the Company's portfolios of securities held to maturity and available for sale. Securities held to maturity rose $344.8 million from the balance at year-end 2002 to $1.0 billion at the close of the second quarter, while the available-for-sale portfolio rose $324.5 million to $4.3 billion during the same time. Mortgage-backed securities represented $3.5 billion, or 82.8%, of available-for-sale securities, with the remainder of the portfolio consisting primarily of capital trust notes and U.S. Government and agency obligations.
    Mortgage-backed securities held to maturity totaled $24.5 million at June 30, 2003, down $12.5 million from the balance at year-end 2002. The reduction reflects repayments and the tendency of the Company to classify new investments in mortgage-backed securities as available for sale.

    Funding Sources

    The Company recorded core deposits of $3.4 billion at the close of the second quarter, representing 66.0% of total deposits at June 30, 2003. By comparison, core deposits totaled $3.3 billion, representing 62.9% of total deposits, at December 31, 2002. The increase was the net effect of a $79.0 million rise in savings and non-interest-bearing accounts, combined, to $2.2 billion, and a $19.1 million decline in NOW and money market accounts to $1.2 billion. The rise in core deposits since year-end reflects the Company's focus on lower-cost deposits and a parallel decline in higher-cost depository accounts.
    CDs declined $216.1 million to $1.7 billion, representing 34.0% of total deposits, from the balance recorded at year-end 2002, which represented 37.1%. The decline in CDs reflects the Company's aforementioned focus on core deposits and the growing reluctance of customers to commit their funds long-term during a time of historically low market interest rates.
    Consistent with its leveraged growth strategy, the Company recorded total borrowings of $5.9 billion at the close of the second quarter, up $1.3 billion from the balance recorded at December 31, 2002. The increase primarily stemmed from a $173.6 million rise in FHLB-New York advances to $2.4 billion and a $1.0 billion rise in reverse repurchase agreements to $3.0 billion. The balance of borrowings also reflects preferred securities of $429.3 million, including the trust-preferred securities issued in connection with the Company's BONUSES(SM) Units and REIT-preferred securities sold by a Company subsidiary through a private placement in the first quarter of 2003.

    Stockholders' Equity

    At June 30, 2003, the Company recorded stockholders' equity of $1.3 billion, up $2.5 million from the balance recorded at December 31, 2002. The 2003 amount was equivalent to 10.70% of total assets and a book value of $9.89 per share, based on 134,028,072 shares. The increase in stockholders' equity reflects six-month cash earnings of $153.9 million, offset by dividend distributions totaling $53.9 million and the allocation of $103.8 million toward the repurchase of 4,184,437 shares during the first six months of the year, including 2,653,933 shares in the second quarter. (1) In connection with the signing of the merger agreement with Roslyn Bancorp, Inc. on June 27, 2003, the Board of Directors increased its existing share repurchase authorization, enabling the Company to repurchase up to 5.0 million shares, which was the number of shares available for repurchase at June 30, 2003.

    Post-earnings Conference Call

    The Company will host a conference call on July 16, 2003 at 9:30 a.m. (ET) to discuss highlights of its second quarter 2003 earnings, its 2003 diluted GAAP EPS projections, and the proposed merger with Roslyn Bancorp, Inc. The conference call may be accessed by phoning 1-800-238-9007 (domestic) or 1-719-457-2622 (international) and providing the following access code: 533864. Alternatively, the conference call may be accessed by visiting the Company's web site, www.myNYCB.com, clicking on "Investor Relations" and following the prompts. The web cast will be archived at the Company's web site two hours following completion of the call through 5:00 p.m. on July 25, 2003; the telephone replay will be available through midnight on July 23rd. To access the replay, please call 1-888-203-1112 (domestic) or 1-719-457-0820 (international) and provide the aforementioned access code.
    New York Community Bancorp, Inc. is the $12.4 billion holding company for New York Community Bank and the fifth largest thrift in the nation, based on current market capitalization. The Bank serves its customers through a network of 110 banking offices in New York City, Long Island, Westchester County (New York), and New Jersey, and currently operates through six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the New York metro region, with 54 in-store branches, the Bank is one of the leading producers of multi-family mortgage loans in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.
    New York Community Bancorp, Inc. and Roslyn Bancorp, Inc. will be filing a joint proxy statement/prospectus and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.
    Investors will be able to obtain these documents free of charge at the SEC's web site (www.sec.gov). In addition, documents filed with the SEC by New York Community Bancorp will be available free of charge from the Investor Relations Department at New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, NY 11590. Documents filed with the SEC by Roslyn Bancorp will be available free of charge from the Investor Relations Department at Roslyn Bancorp, Inc., One Jericho Plaza, Jericho, NY 11753.
    The directors, executive officers, and certain other members of management of New York Community Bancorp, Inc. and Roslyn Bancorp, Inc. may be soliciting proxies in favor of the merger from the companies' respective shareholders. For information about these directors, executive officers, and members of management, shareholders are asked to refer to the most recent proxy statements issued by the respective companies, which are available on their web sites and at the addresses provided in the preceding paragraph.

    Forward-looking Statements and Associated Risk Factors

    This release, the associated post-earnings conference call and web cast, and other written materials and oral statements made by management may contain certain forward-looking statements regarding the Company's prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," or other similar expressions. The Company's ability to predict results or the actual effects of its plans and strategies, including the proposed merger with Roslyn Bancorp, Inc., is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
    Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, legislation, and regulation; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of the loan or investment portfolios; changes in deposit flows, competition, and demand for financial services, loan, deposit, and investment products in the Company's local markets; changes in accounting principles and guidelines; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company's operations, pricing, and services.
    The following factors, among others, could cause the actual results of the proposed merger with Roslyn Bancorp, Inc. to differ materially from the expectations stated in this release and the associated conference call and web cast: the ability of the two companies to obtain the required shareholder or regulatory approvals of the merger; the ability to effect the proposed restructuring; the ability of the companies to consummate the merger; the ability to successfully integrate the companies following the merger; a materially adverse change in the financial condition of either company; the ability to fully realize the expected cost savings and revenues; and the ability to realize the expected cost savings and revenues on a timely basis.
    Specific factors that could cause future results to vary from current management expectations are detailed from time to time in the Company's SEC filings, which are available at its web site, www.myNYCB.com.
    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call and web cast. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

    (1) Please see the reconciliation of cash earnings to GAAP earnings on page 18 of this release.

    (2) Per-share amounts for 2002 have been adjusted to reflect a 4-for-3 stock split on May 21, 2003.

    Financial Statements and Highlights Follow



                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                   (in thousands, except share data)



                                              June 30,    December 31,
                                                2003          2002
                                            (unaudited)
                                           ------------- -------------
Assets
Cash and due from banks                    $   114,093   $    96,497
Money market investments                         1,000         1,148
Securities held to maturity (estimated
 market value of $1,086,761 and
 $717,564, respectively)                     1,044,259       699,445
Mortgage-backed securities held to
 maturity (estimated market value
 of $25,531 and $38,489, respectively)          24,481        36,947
Securities available for sale                4,276,612     3,952,130
Mortgage loans:
 Multi-family                                4,939,911     4,494,332
 Commercial real estate                        535,975       533,327
 1-4 family                                    201,511       265,724
 Construction                                  104,620       117,013
                                           ------------- -------------
Total mortgage loans                         5,782,017     5,410,396
Other loans                                     72,704        78,787
Less: Unearned loan fees                        (3,355)       (5,111)
      Allowance for loan losses                (40,500)      (40,500)
                                           ------------- -------------
Loans, net                                   5,810,866     5,443,572
Premises and equipment, net                     73,313        74,531
Goodwill                                       624,518       624,518
Core deposit intangible                         48,500        51,500
Deferred tax asset, net                          9,855         9,508
Other assets                                   362,562       323,296
                                           ------------- -------------
Total assets                               $12,390,059   $11,313,092
                                           ============= =============

Liabilities and Stockholders' Equity
Deposits:
 NOW and money market accounts             $ 1,178,931   $ 1,198,068
 Savings accounts                            1,692,704     1,643,696
 Certificates of deposit                     1,733,074     1,949,138
 Non-interest-bearing accounts                 495,138       465,140
                                           ------------- -------------
Total deposits                               5,099,847     5,256,042
                                           ------------- -------------
Official checks outstanding                     29,977        11,544
Borrowings                                   5,861,433     4,592,069
Mortgagors' escrow                              19,506        13,749
Other liabilities                               53,324       116,176
                                           ------------- -------------
Total liabilities                           11,064,087     9,989,580
                                           ------------- -------------
Stockholders' equity:
 Preferred stock at par $0.01 (5,000,000
  shares authorized; none issued)               --            --
 Common stock at par $0.01 (300,000,000
  shares authorized; 144,299,233 shares
  issued; 138,679,193 and 140,885,952
  shares outstanding at June 30, 2003 and
  December 31, 2002, respectively) (1)           1,443         1,082
 Paid-in capital in excess of par            1,116,482     1,104,899
 Retained earnings (substantially
  restricted)                                  337,215       275,097
 Less: Treasury stock (5,620,041 and
        3,413,281 shares, respectively) (1)   (129,088)      (69,095)
       Unallocated common stock held by ESOP   (19,513)      (20,169)
       Common stock held by SERP                (3,113)       (3,113)
       Unearned common stock held by RRPs          (41)          (41)
 Accumulated other comprehensive income,
  net of tax effect                             22,587        34,852
                                           ------------- -------------
Total stockholders' equity                   1,325,972     1,323,512
                                           ------------- -------------
Total liabilities and stockholders' equity $12,390,059   $11,313,092
                                           ============= =============

(1) Share amounts for 2002 have been adjusted to reflect a 4-for-3 stock split on May 21, 2003.


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)
                              (unaudited)

                                 For the              For the
                           Three Months Ended     Six Months Ended
                                June 30,              June 30,
                         ---------------------- ----------------------
                            2003        2002       2003       2002
                         ----------  ---------- ---------- -----------
Interest Income:
 Mortgage and other loans $105,710    $105,677   $208,966   $206,130
 Securities                 22,904       9,469     41,514     17,711
 Mortgage-backed securities 33,386      37,004     77,811     69,317
 Money market investments      310        153         593        276
                         ----------  ---------- ---------- -----------
Total interest income      162,310     152,303    328,884    293,434
                         ----------  ---------- ---------- -----------

Interest Expense:
 NOW and money market
  accounts                   2,208       4,063      5,994      7,591
 Savings accounts            2,889       5,865      7,064     11,692
 Certificates of deposit     9,011      15,116     19,787     34,728
 Borrowings                 39,847      31,819     79,382     60,915
 Mortgagors' escrow             --           5         --         10
                         ----------  ---------- ---------- -----------
Total interest expense      53,955      56,868    112,227    114,936
                         ----------  ---------- ---------- -----------
     Net interest income   108,355      95,435    216,657    178,498
Provision for loan losses       --          --         --         --
                         ----------  ---------- ---------- -----------
     Net interest income
      after provision for
       loan losses         108,355      95,435    216,657    178,498
                         ----------  ---------- ---------- -----------

Other Operating Income:
 Fee income                 14,723      10,822     26,362     21,983
 Net securities gains       10,581       6,253     17,066      7,783
 Other                       8,375      10,906     16,692     18,009
                         ----------  ---------- ---------- -----------
Total other operating
 income                     33,679      27,981     60,120     47,775
                         ----------  ---------- ---------- -----------

Non-interest Expense:
Operating expenses:
 Compensation and
  benefits                  20,142      19,166     38,868     35,653
 Occupancy and equipment     5,443       5,575     11,519     11,668
 General and
  administrative             7,276       7,013     14,906     16,574
 Other                       1,074       1,570      2,581      3,091
                         ----------  ---------- ---------- -----------
Total operating expenses    33,935      33,324     67,874     66,986
 Amortization of core
  deposit intangible         1,500       1,500      3,000      3,000
                         ----------  ---------- ---------- -----------
Total non-interest expense  35,435      34,824     70,874     69,986
                         ----------  ---------- ---------- -----------

Income before income taxes 106,599      88,592    205,903    156,287
Income tax expense          34,847      30,463     66,783     51,837
                         ----------  ---------- ---------- -----------
     Net income           $ 71,752    $ 58,129   $139,120   $104,450
                         ==========  ========== ========== ===========

     Basic earnings per
      share(1)               $0.54       $0.43      $1.03      $0.78
    Diluted earnings per
     share(1)                $0.53       $0.43      $1.01      $0.77
                         ==========  ========== ========== ===========

(1) Per share amounts for the three and six months ended June 30, 2002 have been adjusted to reflect a 4-for-3 stock split on May 21, 2003.


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)

                                        Three Months Ended June 30,
                                     ---------------------------------
                                                    2003
                                     ---------------------------------
                                                              Average
                                       Average                Yield/
                                       Balance    Interest     Cost
                                     ----------- ---------- ----------
Assets:
Interest-earning assets:
Mortgage and other loans, net        $ 5,692,559   $105,710    7.45 %
Securities                             1,550,720     22,904    5.92
Mortgage-backed securities             3,505,411     33,386    3.82
Money market investments                  55,799        310    2.23
                                     ----------- ---------- ----------
Total interest-earning assets         10,804,489    162,310    6.03
Non-interest-earning assets            1,365,065
                                     -----------
Total assets                         $12,169,554
                                     ===========
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW and money market accounts        $ 1,186,501   $  2,208    0.75 %
Savings accounts                       1,694,859      2,889    0.68
Certificates of deposit                1,773,848      9,011    2.04
Mortgagors' escrow                        61,686         --      --
                                     ----------- ---------- ----------
Total interest-bearing deposits        4,716,894     14,108    1.20
Borrowings                             5,010,725     39,847    3.19
                                     ----------- ---------- ----------
Total interest-bearing liabilities     9,727,619     53,955    2.22
Non-interest-bearing deposits            490,222
Other liabilities                        613,727
                                     -----------
Total liabilities                     10,831,568
Stockholders' equity                   1,337,986
                                     -----------
Total liabilities and stockholders'
 equity                              $12,169,554
                                     ===========
Net interest income/interest rate
 spread                                            $108,355    3.81 %
                                                  =========  =========
Net interest-earning assets/net
 interest margin                     $ 1,076,870               4.02 %
                                     ===========             =========
Ratio of interest-earning assets to
interest-bearing liabilities                                   1.11 x
                                                             =========


                                         Three Months Ended June 30,
                                     ---------------------------------
                                                    2002
                                     ---------------------------------
                                                              Average
                                       Average                Yield/
                                       Balance    Interest     Cost
                                     ----------- ---------- ----------
Assets:
Interest-earning assets:
Mortgage and other loans, net         $5,535,656   $105,677    7.66 %
Securities                               550,168      9,469    6.90
Mortgage-backed securities             2,433,053     37,004    6.10
Money market investments                  28,992        153    2.12
                                     ----------- ---------- ----------
Total interest-earning assets          8,547,869    152,303    7.15
Non-interest-earning assets            1,401,646
                                     -----------
Total assets                          $9,949,515
                                     ===========
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW and money market accounts         $1,071,799   $  4,063    1.52 %
Savings accounts                       1,682,433      5,865    1.40
Certificates of deposit                2,010,147     15,116    3.02
Mortgagors' escrow                        61,223          5    0.03
                                     ----------- ---------- ----------
Total interest-bearing deposits        4,825,602     25,049    2.08
Borrowings                             3,150,866     31,819    4.05
                                     ----------- ---------- ----------
Total interest-bearing liabilities     7,976,468     56,868    2.86
Non-interest-bearing deposits            480,720
Other liabilities                        367,666
                                     -----------
Total liabilities                      8,824,854
Stockholders' equity                   1,124,661
                                     -----------
Total liabilities and stockholders'
 equity                               $9,949,515
                                     ===========
Net interest income/interest rate
 spread                                            $ 95,435    4.29 %
                                                   ======== ==========
Net interest-earning assets/net
 interest margin                      $  571,401               4.48 %
                                     ===========            ==========
Ratio of interest-earning assets to
interest-bearing liabilities                                   1.07 x
                                                            ==========

                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)

                                          Six Months Ended June 30,
                                     ---------------------------------

                                                    2003
                                     ---------------------------------
                                                              Average
                                       Average                Yield/
                                       Balance     Interest    Cost
                                     ------------  ---------  --------
Assets:
Interest-earning assets:
Mortgage and other loans, net        $ 5,616,473   $208,966    7.50 %
Securities                             1,360,044     41,514    6.16
Mortgage-backed securities             3,663,462     77,811    4.28
Money market investments                  48,809        593    2.46
                                     ------------  ---------  --------
Total interest-earning assets         10,688,788    328,884    6.20
Non-interest-earning assets            1,410,172
                                     ------------
Total assets                         $12,098,960
                                     ============
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW and money market accounts        $ 1,190,670   $  5,994    1.02 %
Savings accounts                       1,674,465      7,064    0.85
Certificates of deposit                1,841,243     19,787    2.17
Mortgagors' escrow                        47,442         --      --
                                     ------------  ---------  --------
Total interest-bearing deposits        4,753,820     32,845    1.39
Borrowings                             4,847,227     79,382    3.30
                                     ------------  ---------  --------
Total interest-bearing liabilities     9,601,047    112,227    2.36
Non-interest-bearing deposits            480,259
Other liabilities                        682,174
                                     ------------
Total liabilities                     10,763,480
Stockholders' equity                   1,335,480
                                     ------------
Total liabilities and stockholders'
 equity                              $12,098,960
                                     ============
Net interest income/interest rate
 spread                                            $216,657    3.84 %
                                                   =========  ========
Net interest-earning assets/net
 interest margin                     $ 1,087,741               4.09 %
                                     ============             ========
Ratio of interest-earning assets to
interest-bearing liabilities                                   1.11 x
                                                              ========

                                          Six Months Ended June 30,
                                                    2002
                                     -------------------------------
                                                             Average
                                       Average               Yield/
                                       Balance    Interest    Cost
                                     -----------  ---------  ---------
Assets:
Interest-earning assets:
Mortgage and other loans, net        $5,471,297   $206,130     7.60%
Securities                              511,720     17,711     6.98
Mortgage-backed securities            2,304,244     69,317     6.07
Money market investments                 29,062        276     1.92
                                     -----------  ---------  ---------
Total interest-earning assets         8,316,323    293,434     7.12
Non-interest-earning assets           1,285,908
                                     -----------
Total assets                         $9,602,231
                                     ===========
Liabilities and Stockholders'
 Equity:
Interest-bearing liabilities:
NOW and money market accounts        $1,033,429   $  7,591     1.48%
Savings accounts                      1,671,789     11,692     1.41
Certificates of deposit               2,152,471     34,728     3.25
Mortgagors' escrow                       49,234         10     0.04
                                     -----------  ---------  ---------
Total interest-bearing deposits       4,906,923     54,021     2.22
Borrowings                            2,900,325     60,915     4.24
                                     -----------  ---------  ---------
Total interest-bearing liabilities    7,807,248    114,936     2.97
Non-interest-bearing deposits           463,810
Other liabilities                       277,741
                                     -----------
Total liabilities                     8,548,799
Stockholders' equity                  1,053,432
                                     -----------
Total liabilities and
 stockholders' equity                $9,602,231
                                     ===========
Net interest income/interest rate
 spread                                           $178,498     4.15%
                                                  =========  =========
Net interest-earning assets/net
 interest margin                      $  509,075               4.33%
                                     ===========             =========
Ratio of interest-earning assets
 to interest-bearing liabilities                               1.07x
                                                             =========

                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
               (dollars in thousands, except share data)
                              (unaudited)


                         For the                     For the
                   Three Months Ended           Six Months Ended
                        June 30,                    June 30,
                -------------------------- --------------------------
                    2003          2002          2003          2002
                ------------- ------------ ------------- ------------
GAAP EARNINGS
 DATA:
Net income           $71,752      $58,129      $139,120     $104,450
Basic earnings
 per share (1)          0.54         0.43          1.03         0.78
Diluted
 earnings per
 share (1)              0.53         0.43          1.01         0.77
Return on
 average assets         2.36%        2.34%         2.30%        2.18%
Return on average
 stockholders'
 equity                21.45        20.67         20.83        19.83
Return on average
 tangible
 stockholders'
 equity                43.16        52.16         42.00        55.78
Operating
 expenses to
 average assets         1.12         1.34          1.12         1.40
Interest rate
 spread                 3.81         4.29          3.84         4.15
Net interest
 margin                 4.02         4.48          4.09         4.33
Efficiency ratio       23.89        27.00         24.52        29.60
Shares used
 for basic EPS
 computation(1)  132,341,080  135,424,712   134,552,472  133,464,604
Shares used for
 diluted EPS
 computation(1)  135,541,527  136,981,908   137,090,145  134,901,285

RECONCILIATION OF
 CASH EARNINGS TO
 GAAP EARNINGS:
Net income           $71,752      $58,129      $139,120     $104,450
Additional
 contributions to
 tangible
 stockholders'
 equity:
Amortization and
 appreciation of
 shares held in
 stock-related
 benefit plan          2,110        1,559         3,821        2,988
Associated tax
 benefits              8,250           --         9,057       14,728
Dividends on
 unallocated ESOP
 shares                1,010          661         1,911        1,190
Amortization of
 core deposit
 intangible            1,500        1,500         3,000        3,000
                 ------------ ------------  ------------ ------------
Total additional
 contributions to
 tangible
 stockholders'
 equity               12,870        3,720        17,789       21,906
                 ------------ ------------  ------------ ------------
Cash earnings        $84,622      $61,849      $156,909     $126,356
                 ============ ============  ============ ============
Basic cash
 earnings per
 share (1)             $0.64        $0.46         $1.17        $0.95
Diluted cash
 earnings per
 share (1)              0.62         0.45          1.14         0.94
                 ============ ============  ============ ============

CASH EARNINGS
 DATA:
Cash return on
 average assets         2.78%        2.49%         2.59%        2.63%
Cash return on
 average
 stockholders'
 equity                25.30        22.00         23.50        23.99
Cash efficiency
 ratio                 22.41        25.74         23.14        28.28
                 ============ ============  ============ ============

                                   At                         At
                                June 30,                 December 31,
                              ------------               ------------
                                  2003                       2002
                              ------------               ------------
BALANCE SHEET DATA:
Book value per share (1)            $9.89                      $9.73
Stockholders' equity to total
 assets                             10.70%                     11.70%
Shares used for book value
 computation (1)              134,028,072                136,078,457
Total shares issued and
 outstanding (1)              138,679,193                140,885,952

ASSET QUALITY RATIOS:
Non-performing loans to loans,
 net                                 0.23%                      0.30%
Non-performing assets to total
 assets                              0.11                       0.15
Allowance for loan losses to
 non-performing loans              304.15                     247.83
Allowance for loan losses to
 loans, net                          0.70                       0.74

(1) 2002 amounts have been adjusted to reflect a 4-for-3 stock split on May 21, 2003.




    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420